Income Portfolio
10f-3 Report
For the Quarter Ended June 30, 2002



Issuer              Trade Date                Selling Broker
AOL Time
Warner, Inc.        April 3, 2002             Chase Securities, Inc.

Amount Purchased    Purchase Price U.S.$      % of Fund Assets
175,000	            99.685                    0.49


% of Issue
0.02